Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2025 with respect to the financial statements of YD Bio Limited as of December 31, 2024 and for the period from February 6, 2024 (inception) to December 31, 2024 included in YD Bio Limited’s Registration Statement on Form F-1 (No. 333-290471).

/s/ CBIZ CPAs P.C.

New York, NY

January 2, 2026